Exhibit 99.1

CORPORATE PARTICIPANTS

Laurence Geller, CBE

Strategic Hotels & Resorts—President, CEO

Diane Morefield

Strategic Hotels & Resorts – EVP, CFO

Jon Stanner

Strategic Hotels & Resorts – VP, Capital Markets, Treasurer

CONFERENCE CALL PARTICIPANTS

Jeffrey Donnelly

Wells Fargo—Analyst

Smedes Rose

KBW—Analyst

Bill Crow

Raymond James—Analyst

Joe Greff

JPMorgan—Analyst

Will Marks

JMP Securities—Analyst

Enrique Torres

Green Street Advisors—Analyst

Tim Wengerd

Deutsche Bank—Analyst

Ethan Steinberg

Friess Associates—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2012 Strategic Hotels & Resorts earnings call. My name is Erin and I’ll be your coordinator today. At this time, all participants are in a listen-only mode. We’ll be facilitating a questions-and-answer session towards the end of today’s conference.

(Operator Instructions)

I will now turn the presentation over to your host for today’s conference, Mr. Jon Stanner, Vice President, Capital Markets and Treasurer. Please proceed, sir.

Jon Stanner—Strategic Hotels & Resorts – VP, Capital Markets, Treasurer

Thank you and good morning, everyone. Welcome to the Strategic Hotels & Resorts first quarter 2012 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s new website in the investor relations section. We are hosting a live webcast of today’s call, which can be accessed by the same section of the site, with a replay of today’s call also available for the next month.

Before we get underway, I would like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplement financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures, in accordance with Reg G requirements.

I would now like to introduce the members of the management team here with me today: Laurence Geller, President and Chief Executive Officer, and Diane Morefield, our Chief Financial Officer.

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Thank you. Good morning. Yesterday we reported yet another great quarter of results. Diane will cover the first quarter specifics in more details, shortly. While we’re certainly very proud of this quarter’s performance, I would like to focus my comments on how these results fit within the context of the past nine quarters of lodging demand improvement and the very favorable outlook for continuing, strengthening hotel performance. Of critical importance, our hotels have significantly outperformed their respective competitive sets since the beginning of the recovery in the second quarter of 2010, when we first saw convergence of our key operating results. These and other trends continue and remain very positive. This consistent peer set outperformance is not merely a case of all boats rising, but is a direct result of our methodical, creative, and some might say obsessive approach to systematic, pioneering asset management.

Occupancy in our total North American portfolio in the first quarter improved for the ninth consecutive quarter, and on an absolute basis, is a full 17% or 9.2 percentage points above the trough in the first quarter of 2009. Compared to the peak occupancies in 2007, our first quarter results were still 3.6% lower, and that relative delta obviously continues to decline each quarter, as lodging demand steadily improves. As it has traditionally, rate has been slower to recover; however, the first quarter marks the eighth consecutive quarter of ADR growth in our total North American portfolio. Although we are still 4% lower in rate than our peak in the first quarter of 2007, ADR was $17 higher this quarter than our trough rate. This represents a healthy 15% increase. Therefore, we have significant improvement ahead of us with our runway. Our 2012 RevPAR guidance of 6% to 8% reflects the continuation of a long-term strong recovery in the high-end lodging sector, and implies a two year RevPAR CAGR of nearly 9%. This important metric takes into account our outperformance last year, which is continuing into this year, and the obviously resultant tougher comparisons for 2012. The first quarter was our seventh consecutive quarter of RevPAR index growth at our individual hotels level, our measure of market share performance. This terrific accomplishment means we are now at the highest levels that we have recorded, during the past five years, of RevPAR index growth.

Non-rooms spending has followed similar trends during this recovery and our hotels have benefited from the return of our guests’ propensity to consume, coming out of the downturn. For example, revenue at our food and beverage outlets is 32% higher than the trough, which equates to an additional $5.5 million of revenue across the portfolio. Total RevPAR is now a full 20% higher than the trough in the first quarter of 2010. Labor productivity has improved 14% from the trough and FTEs are down 13% at our hotels. Most critical is the fact that management level employees are down 22% from peak levels, which we are confident are systemic and thus permanent reductions to the fixed cost basis of our hotels. Given our business model that aggressively pursues spending outside of the guest rooms, and the lower margins that result from this area of business, one of our preferred methods of evaluating profitability is EBITDA per room. We earned approximately $6,500 per room in the first quarter, which is 55% higher than the trough in the first quarter of 2010, but is still 25% below peak, yet again demonstrating there remains a substantial runway for significant growth in operating profitability. Importantly, we believe we can continue to augment our per room profitability in a cost effective manner, given our significant pipeline of profitable, high-return CapEx projects that we evaluate and increment continuously, and then execute opportunistically.

Our organic growth potential is, of course, underpinned by perhaps the most single and unique and important facet of this particular cycle, of virtually 0% supply growth environment with no new supply forecasted for the next five to ten years in our business segments and markets. This all bodes well for a sustained and robust lodging recovery. Although we can’t forecast longer-term consumption propensities, we remain very bullish about our future, and will leave no stone unturned in the path to revenue maximization, rate growth, and margin expansion.

We have also been increasingly focused on analyzing our hotel portfolio into two distinct segments; our resort portfolio and our urban portfolio. You’ll see on our new website and in our supplemental financial package that we are now detailing our results based on this segmentation as an additional view into our portfolio. We believe, longer-term, that the growth prospects for resorts in general, and our resorts more specifically, while slower to build, are potentially greater than urban hotels. For example, our 2012 group pace is up 8% for our resort portfolio, compared to 2% for our urban portfolio. Replacement costs, excluding land, are obviously much greater in the resort market than the urban market, and a more significant valuation gap likely exists between the trading values of our resorts and their corresponding replacement costs. The planning, consent, and development time of a resort can be double that of an urban property, indicating an incredibly long time period where there should be no new competitive supply, even if economics would justify new development. The high-end urban and resort lodging sectors remain in the nascent stages of recovery, with the lack of new supply clearly being the key differentiating factor between this period and previous cyclical upturns.

Productivity enhancements have been sustained, and they are, in fact, improving. Demographic and psychographic trends augur particularly well for the high-end of both our urban and resort lodging sectors and mirror many other luxury consumer businesses and our balance sheet is in ever improving shape. When all of this is combined with our consistent outperformance in the key operating metrics, it is clear to us this equates to a broad-based and healthy recovery. The extended lack of supply will continue driving both our continued upside in revenues, higher margins, and ongoing industry-leading profit per room performance.

Finally, during this quarter, we announced the appointment of Sheli Rosenberg to our Board of Directors. Sheli brings us a wealth of sophisticated real estate, transactional, board and government experience, and is a wonderful addition to our Board.

I would like to now during the conference call over to Diane.

Diane Morefield—Strategic Hotels & Resorts –EVP, CFO

Thank you, Laurence. Good morning, everyone. Our first quarter comparable EBITDA totaled $33.3 million, a 16% increase from the first quarter of 2011. Comparable FFO was $0.02 per share, an improvement from negative $0.02 per share last year. Improvements in both demand and average rate were broad-based throughout the portfolio, and covered nearly every segment of our business. RevPAR in our same store North American portfolio increased 9.4%, and was driven by a 5.1% increase in average rate, and a 2.6 percentage point improvement in occupancy.

Beginning this quarter, we reported in our press release and financial supplement package results for both our traditional North American same store portfolio, which includes 11 hotels, and added our total U.S. portfolio of 14 hotels, which includes our unconsolidated JVs at the Hotel del Coronado and Fairmont Scottsdale Princess, as well as the two Four Seasons hotels (Jackson Hole and Silicon Valley) we acquired last March. We believe that sharing the operating results on this broader portfolio, as well as our same store results, is a better reflection of the complete operating trends of our business and we intend to report both sets of portfolio results going forward. In the first quarter, RevPAR in our Total U.S. portfolio increased 8.8%, driven by a 5% increase in ADR, and a 2.3 percentage point increase in occupancy, and Total RevPAR increased 7.8%. Group room nights in our Total U.S. portfolio were up 5.8% in the first quarter of this year, at rates 6.5% higher than the first quarter of last year. Total group room nights in the first quarter of this year were over 18% higher than the trough in the first quarter of 2010, and yet we’re still 11% below our peak first quarter in 2007.

Group room night pace, our best forward-looking indicator, is up roughly 1% for 2012, at rates that are 4.4% higher than the same time last year, yielding a 5% increase in group room revenue, which is an improvement in our previous forecast of 4.2%, which we shared in February on our fourth quarter 2011 earnings call. This indicates continued short-term strength in corporate and the return of high-end association business. However, it also reflects a certain degree of corporate hesitancy, which could persist throughout this year as the economy deals with ongoing negative headlines, particularly those surrounding the European sovereign debt crisis, stubborn employment statistics, potentially higher gas prices, and what promises to be a fiercely contested political season this summer and fall. Our group outlook for 2013 is very strong, as room nights are currently up 8%, compared to the room nights we had on the books for 2012 at the same time last year, and at rates 2% higher, resulting in a 10% increase in projected group room revenues for next year.

As you know, we place a heavy emphasis on non-rooms spending, which represents roughly half of our total revenues. During the first quarter, non-room revenue increased 8% in our Total U.S. portfolio, driven by a 9% increase in food and beverage revenues. That is particularly impressive, considering that more than half of our RevPAR growth in the quarter actually came from rate improvement. Banquet revenues were up 7%, and up 4% on a per occupied group room basis, which is further evidence of an increasing propensity to spend from our groups. Our results on the transient side were also strong, as occupied room nights increased 3.6%, at rates 3.7% higher than the first quarter of last year. We were most encouraged by a 44% increase in room nights in the highest-rated, premium segment of our transient business, yet another reflection of our hotels’ abilities to shift the mix of business to a higher-rated, more profitable customer as higher occupancies drive more compression into our markets.

EBITDA margins expanded an impressive 230 basis points, as improved topline results were augmented by continued cost controls and productivity improvements. Hours worked per occupied room, our best measure of productivity, was flat to last year for this quarter. However, adjusting for the Michael Jordan’s Steak House that opened in the fall of last year, productivity improved 1%. Property-level EBITDA increased a healthy 23%, and our ratio of EBITDA growth to RevPAR growth was 2.7 times in the first quarter. Compression room nights, which we define as nights with 90% occupancy or more, were up 5% in the first quarter and at rates 4% higher than the same time last year.

We experienced RevPAR growth at all but two of our North American hotels in the first quarter, and six of our 14 U.S. hotels had double-digit RevPAR growth in the quarter. The broader San Francisco Bay area continues its robust recovery. We have three assets in these markets and in the first quarter, RevPAR at the Westin St. Francis, Four Seasons Silicon Valley, and Ritz-Carlton Half Moon Bay improved by 16%, 15%, and 12%, respectively. First quarter RevPAR, on an absolute basis, is now higher than the previous peak at all three of these hotels. Our Marriott Grosvenor Square hotel in London had an exceptional quarter. Now a portion of these results are attributable to an easier comparison to last year, when we were completing the final stages of a rooms’ renovation and actually had some displacement. Regardless, RevPAR increased 25% and 27% in constant dollars, as occupancy improved by over 16 percentage points to nearly 82% for the quarter. The Four Seasons Punta Mita continues to struggle, as RevPAR declined 6.5% in the first quarter on a three percentage point loss of occupancy. This lowered our reported same store portfolio RevPAR growth figures by 1.3%. The issues in Mexico are well-known, and the results in the first quarter were generally in line with our expectations. Though we remain cautious on the outlook for any material near-term recovery, we are firm believers in the longer-term prospects for this hotel.

Turning to the balance sheet and our liquidity; in April we completed the successful issuance of 18.4 million shares of common stock at $6.50 per share, raising nearly $115 million of proceeds, net of the associated offering costs. This was a well-executed, overnight transaction, with a file to offer discount of just 3%, one of lowest lodging REIT equity issuance discounts in recent years. The offering was significantly oversubscribed and we had very strong, both institutional and retail, demand. The proceeds from the offering effectively match-fund approximately 50% of the combined preferred tender offers we did in December, including the accrued preferred dividends, payable on June 29th. As you know, we have worked very hard to reduce our balance sheet leverage from over 14 times to under 7 times today, and intend to remain diligent in keeping our leverage within a reasonable range.

We also announced, in our earnings press release, the declaration of the second quarter preferred dividend and going forward, our quarterly preferred dividend payment is approximately $6 million or $24.2 million annually, which is a reduction from the $31 million annual obligation prior to the tender offers.

We have only one debt maturity this year, which is a mortgage on the Hyatt Regency La Jolla. We are currently in negotiations with the existing lender for a long-term extension and modification of the loan terms, and anticipate reaching a resolution prior to maturity in September. As you know, this asset is owned in the joint venture with GIC.

We currently have zero outstanding on our $300 million line of credit, other than $1.85 million in letters of credit, and have approximately $44 million of unrestricted cash at the corporate level. Following the payment of the preferred dividends at the end of June, we will have roughly $40 million drawn on the line of credit, which gives us ample liquidity remaining on the line of credit.

Turning to 2012 guidance; in our earnings release, we also reaffirmed our 2012 RevPAR and EBITDA guidance. We project full year North American RevPAR growth to be in the range of 6% to 8%, and Total RevPAR growth in the range of 5% to 7%. Our first quarter operating results were above the high-end of this full year range, and slightly ahead of our initial expectations. However, we are maintaining our guidance range, knowing that the first quarter is seasonally the slowest in our portfolio, and quarter-over-quarter comparisons become more difficult as we progress throughout the year, particularly in the second half of the year. We reaffirm full year Comparable EBITDA to be in the range of $165 million to $180 million. Comparable FFO per share has been adjusted down by $0.01, to a range of $0.21 to $0.29 per share, which reflects the recent issuance of 18.4 million common shares in our overnight offering.

With that, we would now like to open the call to any questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Your first question comes from the line of Jeffrey Donnelly from Wells Fargo. Please proceed, sir.

Jeffrey Donnelly—Wells Fargo—Analyst

Good morning, guys. Diane might have actually just touched on this in the final remarks she made concerning the outlook, but your peers seem to be getting more confident about the outlook for 2012, but you guys didn’t shift your outlook, even though luxury has been one of the strongest performers. Is it just the year-end comps that are concerning you? Are you being cautious? Or is there maybe something in your forward bookings or maybe market make-up that gives you some pause?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Jeff, good morning. Thank you. Let me start by saying there is nothing in our forward bookings but good news, and nothing that gives us pause. There is nothing in the longer term that dissuades us for an instant from our belief of the broad-based and sustainable recovery. Obviously, Diane mentioned negative headlines which could lead to quarter-on-quarter volatility, which concerns us. I think it would be foolish, when you are looking into the year ahead, in an election year with gas prices having done what they’ve done, with headlines on the Euro crisis going where they are going, it would be foolish for us, who have had such a good history of growth so far, to try and over guess the situation.

Having said all of that let me make sure you understand. Others may be adjusting their guidance, but we have had two years of outperformance of everybody, compounding growth on growth on growth. So the fact that our numbers are so good and our guidance is so high, if you look back over two years, the compounding effect is tremendous. I think one can get myopic by looking at a mere quarter’s results rather than what we have been trending to for so long. So we are taking all of that into mind.

I hope the comps for everybody get tougher; it is sign of everybody’s improvement. But the fact that we have been ahead of the field makes us much more cautious in not letting anybody down. We will not miss a penny of revenue, but we are not going to predict something that is unpredictable.

Jeffrey Donnelly—Wells Fargo—Analyst

In the same vein, for the current quarter, if you could clarify something for me; the margins in North America just improved a little less than I would have thought for a luxury asset, given the high fixed cost nature of your business. Were you guys saying that maybe that was attributable to the fact that you had a better recovery in rooms spend, and that F&B margins, effectively, were dragging down your overall EBITDA margins in North America?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Jeff, clearly, in relative terms, I can understand your question. In absolute terms, one has to put in the perspective that nearly half of our revenues are coming from non-rooms. That’s our model. I would like to increase our non-room’s business, but that, of course takes margins down. As I have said before, you cannot take these margins to a grocery store and spend them. What you can take is $6,500 per room in EBITDA, which is a fantastic performance. Margins are interesting, but you have to componentize the margins and look at our various rooms, our food and beverage, et cetera. There no question in my mind, if you adjust them for relative mix of income, we way outperform anybody’s margin performance and we will continue to do so.

Jeffrey Donnelly—Wells Fargo—Analyst

Just a few last questions, have you seen any shift in trends at Punta Mita since the travel warning was modified? You really haven’t wavered on the rates that you were quoting there, it would strike me that any improvement in the occupancy should be a pretty big lift to EBITDA.

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

We have seen some improvement and change in trends. We have marketed towards the group market a little bit more and we’re seeing some growth in success there, primarily the U.S. group market and some of the Mexican market. What we have done is we have had to open up new markets in Central and South America and we’re trying to increase the European market. I would say, though, when I look at some interesting measures there, our repeat customer is strong. It is the aspirational traveler that is frightened by the headlines and I think an interesting statistic to me is the trend in our remaining fractional ownerships is we had about ten positive contracts for the first quarter of the year, compared to virtually nothing in the third quarter, when the headlines started getting pretty negative. I think we are very comfortable that this is a sustaining and very slow recovery. When the headlines stop coming down, the aspirational traveler will return and we’ll just push the rate even higher.

Jeffrey Donnelly—Wells Fargo—Analyst

The last question, maybe in two pieces; concerning the Board, first do you think they want to see a common dividend restored this year? And secondarily, do you have a sense of the timing and nature of the 2013 plus comp plan they might want to roll out for management, and the form it might take?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

I’m not sure I can see the linkage, Jeff, between the comp plan and the common dividend in this case. Let me make sure.

Jeffrey Donnelly—Wells Fargo—Analyst

Other than both concern the Board, that’s all.

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

The Board is focused on one thing and one thing only, increasing the cash flow and the profitability of the Company. As we see that, the common dividend is merely a result. It is the Board’s intent to restore the common dividend as soon as we have an adequate cash flow to do so and that is all they focus on. I can’t speak for every individual, but collectively, there isn’t a drive to a common dividend for the sake of a common dividend. It’s a drive to improve the operating results.

Diane Morefield—Strategic Hotels & Resorts – EVP, CFO

And the new comp plan was outlined in the proxy that was sent out.

Jeffrey Donnelly—Wells Fargo—Analyst

Sorry, I must have missed that. Thanks, guys.

Operator

The next question comes from the line of Smedes Rose with KBW. Please proceed.

Smedes Rose—KBW—Analyst

Thanks, I wanted to ask you about your RevPAR guidance, but you pretty much addressed it at this point. Just curious, for the second quarter, I know that the G8 meetings were moved out of Chicago, but there are still the NATO meetings. Do you think it is a positive or negative for your Chicago hotels? And bigger picture, with group RevPAR up 5% thus far, how is that relative to where you would have liked to have seen it? Are you pleased with that, it looks like it is mostly rate driven, which is a positive but maybe some other color around the group numbers, so far?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Smedes, good morning, it’s Laurence. Let me start, if I may, with the second part of your question pertaining to the group side of it. We are actually really pleased with the group side of it, this is as good as we could have hoped for, better than, the week-on-week production numbers are holding very strong. Our pace is doing well; we are burning through some of the lower rated business that remains on the book from the previous two years. We are booking well out into 2013, some into 2014, but Diane mentioned one facet, which I think is very interesting and I tend to use it as an interesting guideline when I see recoveries. When the high-end association business comes back, it normally follows a strengthening of the corporate group, and the high-end association business is coming back strongly, and we are taking advantage of it now. That augurs very well, because that books out longer than corporate. So we are starting to get those longer term bookings from the very high-end and the high-end association business will book group rates at a higher rate than corporate business and it’s further out. So I have seen nothing that isn’t as we anticipated or marginally better and frankly, my fingers are crossed that it keeps going and improves. The week-by-week productivity numbers, combined with the overall group pace, really make for an interesting upside. The negative, and the only negative, is there still remains a shorter term window in corporate group bookings than we would ideally like in a stabilized environment.

Diane Morefield—Strategic Hotels & Resorts –EVP, CFO

On group, Smedes, we are over 80% in definite room nights for our group budget for this year, which was a similar level to where we were the same time last year. Again, as I mentioned in my comments, we’re well ahead for 2013 versus where we were last year for 2012.

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Smedes, just to color that one a little bit, we may be one or two percentage points lower than we were at our peak, in terms of confirmed room nights on the books at this time. So, it’s immaterial and we are tracking our traditional levels.

Let me go on to the much discussed G8 and NATO summit. Chicago was bold enough to try and attract both at the same time, the G8 and the NATO summit. So, therefore, we had a longer period of where we knew the hotels would be busy. As you may have read, the President decided to move the G8 summit to Camp David, but what it did mean is we still we have over 150 countries coming here, and most of the G8 world leaders coming here for the NATO summit anyway. It is a couple of days shorter, or a day and a half shorter than we’d anticipated, but what we had feared is not transpiring, that we couldn’t fill in around the edges of these conferences. We thought we would be looking at a ten day period of difficulty earlier this year and that hasn’t transpired. So, I think that, in business terms, it will be fine. We’ll be up or down a little. I think, on an overall basis, the fact that we have got all of the delegations, with their supporting publicity machines coming here, it augurs very well for the next couple of years in Chicago tourism. I think we’ll see a significant boost in bookings over the next two years, particularly from international travel, which is, as you know, the longest stay and the highest spend group and that is what we need in the City and that will throw our properties, with their locations, into a next level.

Smedes Rose—KBW—Analyst

Okay. That’s great. Thank you

Operator

Your next question comes from the line of Bill Crow from Raymond James. Please proceed.

Bill Crow—Raymond James—Analyst

Good morning, guys. I guess seven quarters of outperformance creates tough comps. Not a bad problem. Laurence, as you look at the acquisition landscape, I think you probably are doing that today, do you think that there will be more opportunities for Strategic on the resort side or the urban side?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Good morning, Bill. Yes, thank you, we had a great quarter. Let me comment, I hope everybody gets tough comps soon, because, as you say, it really is a healthy thing.

As far as the acquisition landscape as we see it. We see a lot of prospective competition for urban hotels, especially in the markets where we would seek them. As you can look from a geographic diversity point of view, we are light on the East Coast, particularly in the Northeast, New York, and Boston. There is lot of competition from various people, not merely just our competitive public company REITs. So we see that a lot.

We will still look opportunistically at that, but we won’t chase yields that maybe have accelerated quickly, just for the sake of geographic diversity. We have got to have good deals. There are very few people that do resorts as well as we do, because they are such complex mixed-use developments. So if and when resorts would come on the market, we would look at them very, very carefully, knowing that in our quiver of arrows, we have the best asset management skills, by far, to maximize yield there, so we could take advantage of what we see in the market. It can take ten years to build a resort, if you think it is going to take five or six years just to get permits, which is the minimum. I can think of several resorts on the West Coast that took 12 to 13 years to get permits. The cost per key is so high to build these, so I think, for the longer-term, resorts offer more sustained growth than the urban markets, they are expensive, they are harder work, they may have some more volatility, so it has to be paid for in the risk-return and risk-reward ratios.

I think we are opportunistic in the urban and strategic on the resorts. I think that is probably the right way of putting it.

Bill Crow—Raymond James—Analyst

Let me stay with the resort versus urban, the coastal urban markets have benefited from inbound global travel, currently Miami as well, from the South American travel boom. Have the resorts in California benefited to any degree from increased Chinese travel, for example? Or is it something that you have yet to be able to tap into and what are the prospects for tapping into that?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Our resorts in Southern California have benefited and Southern California has benefited from international travel, but not from Chinese travel yet. Chinese travel, thankfully, the administration has loosened up some of the visa issues and it’s improving and spending more money on visa offices. That is an ongoing situation.

I have listened to quite a lot of nonsense over this earnings season on China. Let me give you the best analogy for it. Most of us can remember what happened with Japanese travel. What happened with Japanese travel is very straightforward; it started off at the high-end and then corporate travel came after it. After that, organizations like Japan Travel Bureau, or JTB, started booking all over, West Coast to East Coast in resorts in that organization. When they came, they came at all levels of the market, and they came in significant numbers, followed by Japanese investment into the resorts.

We are beginning to see the trends in Europe and in certain cities in the United States of exactly the same pattern and I would say, that over the next few years, we’ll see a widening and loosening of the travel restrictions, both put on by us and by outbound Chinese travel restrictions and I think we have great days going west to east in resorts and coastal in corporate ahead of us, from the Chinese traveler. Once it starts, it will be a flood, unless there are internal restrictions or domestic economic issues, such as Japan had.

Bill Crow—Raymond James—Analyst

That is helpful. One final question for me; Laurence, I think you were fairly cautious on the impact of the Olympics in London, at least for the timeframe before and after the actual event. Any update there on what you are expecting? What sort of boost or lack thereof?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Two things are happening. We are expecting that, thankfully, some of that impact is lessening, as the headlines get easier. So we’re seeing some fill in. It is early days yet; it will really be more last minute. What we have seen is some cancellation on some of the Olympic booked, which we can now replace and are replacing with significantly higher room rated business by the individual traveler and that pattern I expect to see going forward.

I’m feeling a little bit easier, I have actually walked the venues, and the venues are terrific. The security is great, the transportation systems are going to be challenging, but will work very well. I’m feeling better about it and I think we will have a very good year in London, which is a continuation of what we had this year. The first quarter’s results are terrific and it continues there. London is a financial services market, it has very many of the same impulses that drive New York, and we seeing similar results. Our location is just terrific there and the hotel is in terrific shape, so we are really benefiting from everything.

Bill Crow—Raymond James—Analyst

That is it for me. Thanks, guys.

Diane Morefield—Strategic Hotels & Resorts –EVP, CFO

Thanks, Bill.

Operator

Your next question comes from the line of Joe Greff from JPMorgan. Please proceed.

Joe Greff—JPMorgan—Analyst

Good morning, guys. I have a question on your group outlook, you talked earlier about seeing nice improvement in the high-end association business. What are you seeing in other segments and in other industries on the group side?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Look, financial services has remained very strong and solid in third place, technology in second place now and continues to do so, frankly, we are looking at growing that, and obviously, the medical and pharmaceutical take first place, as they have done. All three of those trends, which are really the three top markets, followed by insurance, are handling themselves very well and are all very positive. The biggest growth has been technology-related, but that is pretty logical, given what we have seen in the IPO markets. So, nothing unusual in any of the three of them; financial services, which we have been monitoring, because we think that would be the one to get hurt, we have seen no diminution in.

Joe Greff—JPMorgan—Analyst

Excellent. Thank you.

Operator

Your next question comes from the line of Will Marks from JMP Securities. Please proceed.

Will Marks—JMP Securities—Analyst

Thank you. Good morning, Laurence and Diane. I have a couple of questions. One, are you seeing any kind of union issues with any of your hotels?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Always, but nothing new. We have always seen union issues, it is the job of a union to make issues and it is the job of the hotels not to be spooked by the issues. We handle it very well. We are seeing no unusual activity, nothing unpredicted. We weren’t blighted by the recent nonsense in New York, our hotels weren’t there, and I’m sure the people who own hotels in New York weren’t very pleased with the way that was handled. That may give us a buying opportunity, who knows? But there is nothing unusual in it.

I will say that we’ve had a very good relationship with them, and for the most part, the unions have worked well with reasonable hotel owners to minimize disruption during this recovery period. As things get better, and as the political climate ebbs and flows, we’ll see more activity. Much of it is following the tone and commentary coming out of Washington.

Will Marks—JMP Securities—Analyst

Thank you. One other question, where do you think or know the money is headed that has been raised by all of the U.S. private equity firms?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

I hope a lot of it goes into their own pockets, but that is just a personal perspective. I have no idea. They are certainly hotel buyers that we certainly watch, but I think that if you really scratch the surface of the recent trades, you will not see a lot of private equity buyers in there and they are sitting on the sidelines. Credit is still a problem, but I look forward to seeing them as much more active participants. This is not unusual in cycles, public companies tend to start the flow, as credit loosens, the private equity comes in. On the coastal markets, you will see foreign money coming in as well. In valuation terms, I think there is going to be significant and high value transactions over the next 24 months.

Will Marks—JMP Securities—Analyst

Great. Thank you very much .

Operator

Your next question comes from the line of Enrique Torres from Green Street Advisors. Please proceed.

Enrique Torres—Green Street Advisors—Analyst

Good morning, Laurence and Diane.

Diane Morefield—Strategic Hotels & Resorts –EVP, CFO

Good morning, Enrique.

Enrique Torres—Green Street Advisors—Analyst

You put out some color on the La Jolla (California) asset and the debt there. Obviously, that asset seems to be weighing down your overall portfolio metrics. Is that an asset you would consider selling depending on how well the comps reflect pricing for La Jolla and for the assets in Del Mar that Sunstone is marketing?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Good morning, Enrique. Thank you; it’s a very good question. La Jolla has suffered from two things, supply in its own market, but more really from supply in the San Diego market. Which, because of the great supply inputs there (San Diego), has priced down La Jolla as an area. This is a good asset, great brand that is sitting in a great location. Its underperformance is of concern to us and we will see hard-earned improvements in it, but it will be hard earned. This is an issue that isn’t just in our hands to decide, this is a partnership issue. We’ve had a partnership with GIC for a decade and a half and together we’ll make these decisions. I’ll say it is pleasure to be working with GIC, MetLife, who is the lender, and Hyatt in a very collaborative manner, to make sure that nothing is triggered that is precipitated or is value-losing. We will maximize the value of this property, one way or the other.

Enrique Torres—Green Street Advisors—Analyst

Okay. That is helpful. The second question, obviously your equity offering was very well-received. How willing are you guys and are you guys considering putting in place an ATM after some of the restrictions from having the pref (preferred dividends) pay back go away?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Our Board is a very sophisticated board and spends a lot of time thinking about capital raising. I think that as and when we see the need for capital raising, it is our general and long-term policy, to try keep towards leverage neutral standards over the longer term. I think the Board will do whatever it can at the right time and I think it would be inappropriate for us to discuss internal Board conversations, but this is a sophisticated Board that evaluates every single capital raising opportunity.

Enrique Torres—Green Street Advisors—Analyst

Alright, thanks.

Operator

Next question comes from the line of Tim Wengerd of Deutsche Bank. Please proceed.

Tim Wengerd—Deutsche Bank—Analyst

Good morning. On group spend outside the room, are you seeing any data points that give you any indication that group spend outside the room is shifted and we’re getting away from them spending the minimum?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Yes, indeed. Consistently, it has remained relatively consistent year-on-year, but what we are seeing is more upselling, in terms of its group booking pace. What is happening closer to the time, we’re seeing more upselling, and more willingness to consume incremental products as the meeting planner gets close to the event time. So the answer is a bifurcated question. It is holding very steady in the initial booking phase, when they go definite and it is when they get closer that we are seeing the willingness to spend and frankly, part of that is dictated by current headlines.

Tim Wengerd—Deutsche Bank—Analyst

Do you think we will see improvements in that through 2012, even though I realize comps get harder through the year, but still you would expect an increase in the outside the rooms spend?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

I would expect, as consistent with previous recoveries, to see a consistent gradual increase in spend. Remember the laws and regulations have changed for spousal travel. Also, we have two things, we’ve had shortening of events, if I had my druthers, I would be extending the group stay by half a day or a day first, and then pushing the rest of it, because once you get a group in that is a happy group, they will spend a lot more incrementally, whether it is direct spend or whether they hang out in the bar, the golf course, or in the spa. Also, the longer they stay, the more we get them to spend and frankly, we are looking at making sure that we relieve every guest of as many pennies as they put in their pockets, if we can.

Tim Wengerd—Deutsche Bank—Analyst

More on the group side, at this point, do you have a meaningful amount of bookings for 2013, as a percent of your overall amount of nights that you’ve expected for 2013?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

That is a good question. We are ahead of where we expected to be for 2013 and we are seeing very, very good booking production. However, on the corporate side, it is still shorter than we hope it will go. It is where we expected it to be and it is better than we expected. It is not where we want it to be and really it is the lengthening of that booking cycle that is the next leading indicator that we are watching.

Tim Wengerd—Deutsche Bank—Analyst

I think you also mentioned that rates were up 2% for what you have booked for 2013. That 2%, does that compare improvements in 2013 rates booked at the end of March, compared to 2012 rates booked at the end of March 2011?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Yes, it does.

Tim Wengerd—Deutsche Bank—Analyst

Okay, perfect. Thanks.

Operator

Your next question comes from the line of Ethan Steinberg with Friess Associates. Please proceed.

Ethan Steinberg—Friess Associates—Analyst

Hey guys, thanks for taking the call. I jumped on late, so sorry if I missed this. Given the run rate in the quarter and then the maintained guidance, I just want to understand better, are you seeing something that does temper that run rate, because you are obviously running above what you had expected? Or was any business pulled into the quarter that is coming out of future quarters?

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Ethan, the question was, more or less, asked previously. There is nothing here that is unusual. There is nothing that causes us to be more cautious than we were. There is nothing that goes against the long-term trends. Let me restate, our long-term trends have been, are, and are looking to remain very healthy.

It is simply us being cautious against the impact of an event or something in any one quarter that could have some volatility, whether it’d be a spike in gas prices, a strike in an airline, American being grounded, European issues. It could be anything that could have a short-term quarterly blip that could affect your annual guidance. So, long-term, nothing at all, just being cautious here and it has been a volatile time, and who knows what will happen in an election year.

Ethan Steinberg—Friess Associates—Analyst

Sure. So, just an increased degree of conservatism into the next three quarters, relative to three months ago?

Diane Morefield—Strategic Hotels & Resorts –EVP, CFO

As we mentioned, the comps get much tougher as the quarters go, because we had such high growth rates in the last half of last year.

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

I’m delighted with the tough comps, because we’re still living with them. There is nothing there. This is just being cautious. High-end properties have volatility because there are so many different aspects of their income and so many different segments of the business. Just being cautious here.

Ethan Steinberg—Friess Associates—Analyst

That’s what I thought. The other question I had is, does it make sense, now that you are current on the preferreds (preferred dividends), or will be after this quarter, are those a higher or lower cost of capital than you guys could probably access in the capital markets? Where I’m going with that, does it makes sense to get rid of them and replace them with a different form of capital?

Diane Morefield—Strategic Hotels & Resorts – EVP, CFO

It is still a very attractive layer of capital on our balance sheet, given that it’s perpetual, there is no maturity and between the three series, they are either 8.25% or 8.5%. So, we see ourselves keeping some level of preferred. It wouldn’t, in our opinion, at this point, make sense to take it out at par. If there was an opportunity or a window again to do at a discount, like we did in the December, we would certainly entertain that. We really don’t feel we need to take it out at par, given again, it’s a perpetual form of capital that is still at a pretty attractive rate and the structure and terms are very positive compared to the types of terms that get structured in current preferred deals.

Ethan Steinberg—Friess Associates—Analyst

Okay. Thanks a lot. Congrats on the results.

Operator

I would now like to turn the call over to Laurence Geller for closing remarks.

Laurence Geller, CBE—Strategic Hotels & Resorts—President, CEO

Thank you all for your patience, I know this has been a heck of a busy earnings season. We have good news, we see good news ahead, and we look forward to speaking to you in another quarter.

Diane Morefield—Strategic Hotels & Resorts – EVP, CFO

Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.